Exhibit 99.1

INVESTOR RELATIONS: John Merriwether, 866-248-3872 InvestorRelations@amctheatres.com MEDIA CONTACTS: Ryan Noonan, (913) 213-2183 rnoonan@amctheatres.com

FOR IMMEDIATE RELEASE

AMC Entertainment Holdings, Inc. Reports

Second Quarter 2025 Results

LEAWOOD, KANSAS - (August 11, 2025) -- AMC Entertainment Holdings, Inc. (NYSE: AMC) (“AMC” or “the Company”), today reported results for the second quarter ended June 30, 2025.

Second Quarter 2025 Summary Results:

●	Total revenues were $1,397.9 million compared to $1,030.6 million for Q2 2024.
●	Net loss was $(4.7) million compared to net loss of $(32.8) million for Q2 2024.
●	Adjusted EBITDA was $189.2 million compared to $38.5 million for Q2 2024.
●	Net cash provided by (used in) operating activities was $138.4 million compared to $(34.6) million for Q2 2024.
●	Free cash flow was $88.9 million compared to $(79.2) million for Q2 2024.
●	Cash and cash equivalents at June 30, 2025 was $423.7 million.

Adam Aron, Chairman and CEO of AMC commented, “In this second quarter of 2025, AMC showcased the impressive operating leverage inherent in our business. AMC’s revenue growth of 35.6% above last year’s second quarter drove an Adjusted EBITDA increase of 391.4%, to a highly gratifying $189.2 million. That was $150.7 million more Adjusted EBITDA than was posted in last year’s second quarter. It is a simple reality, and hopefully a harbinger of things to come that as AMC’s revenues grow, our EBITDA can soar. With such a sizable increase in adjusted EBITDA, net cash provided by AMC’s operating activities in the quarter surged to a positive $138.4 million, a dramatic turnaround from last year’s net cash used in second quarter operating activities of $34.6 million, and a total favorable swing of $173.0 million quarter over quarter.”

Aron continued, “Our second quarter results are a combination of a recovering industry-wide box office, and the undeniable fact that both AMC and Odeon are executing so well in so many different ways. Indeed, we shattered all-time records across nearly every per patron metric. For the first time ever, consolidated admissions revenue per patron topped $12, coming in at $12.14. Consolidated food and beverage revenue per guest jumped to a record of $7.95. Total consolidated revenue per patron hit an unprecedented $22.26 for us. These new records powerfully validate our strategic initiatives and that consumers view moviegoing at AMC and Odeon as highly attractive out-of-home entertainment experiences.”

Aron commented further, “In addition to setting new operational records, just as importantly we’ve continued to fortify our balance sheet. In July, we closed a series of transformative transactions, including receiving more than $240 million in cash from new debt issuance, and the equitization of at least $143 million in debt, with the potential to equitize even more, up to a total of $337 million. We’ve now addressed all of our 2026 debt maturities pushing them out to 2029. In so doing, we have put in place a solid foundation to capitalize on what we believe will be our industry’s continued growth momentum, especially evident in the fourth quarter of 2025 and continuing deep into 2026.”

Aron concluded, “Our AMC Go Plan is working exactly as designed. Even before the industry box office roared back to life in the second quarter, we recognized that state-of-the-art laser projection, more comfortable seating, expanded food and beverage offerings, and a growing focus on premium large format and extra-large format experiences make visits to our theatres even better. Our premium auditoriums are operating at close to three times the occupancy of a regular auditorium and command a healthy price premium to boot. Clearly, moviegoing guests prefer to see their favorite films in the most immersive, most spectacular formats possible. We are the worldwide leader in offering the most IMAX and Dolby Cinema screens, and we're continuing to roll out more IMAX, Dolby Cinema, Prime, iSense, XL and Laser equipped screens. The combination of a resurgent box office, our unparalleled theatre footprint with premium experiences galore, our compelling marketing programs and our increasing financial strength have a flywheel impact when they all are happening simultaneously. So at AMC, we look to the future with optimism and confidence and believe that AMC is well positioned to deliver long-term shareholder value.”

Key Financial Results (presented in millions, except operating data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2025	2024	Change	2025	2024	Change
GAAP Results
Total revenues	$1,397.9	$1,030.6	35.6%	$2,260.4	$1,982.0	14.0%
Net loss	$(4.7)	$(32.8)	$28.1	$(206.8)	$(196.3)	$(10.5)
Net cash provided by (used in) operating activities	$138.4	$(34.6)	$173.0	$(231.6)	$(222.9)	$(8.7)
Diluted loss per share	$(0.01)	$(0.10)	$0.09	$(0.48)	$(0.67)	$0.19
Non-GAAP Results*
Adjusted EBITDA	$189.2	$38.5	$150.7	$131.2	$17.3	$113.9
Free cash flow	$88.9	$(79.2)	$168.1	$(328.1)	$(318.0)	$(10.1)
Adjusted net loss	$(0.5)	$(137.9)	$137.4	$(250.5)	$(342.4)	$91.9
Adjusted diluted loss per share	$(0.00)	$(0.43)	$0.43	$(0.58)	$(1.17)	$0.59
Constant Currency Results (1):
Total revenues	$1,381.8	$1,030.6	34.1%	$2,250.6	$1,982.0	13.6%
Adjusted EBITDA	$189.1	$38.5	$150.6	$131.3	$17.3	$114.0
Operating Metrics
Attendance (in thousands)	62,807	50,013	25.6%	104,710	96,644	8.3%
U.S. markets attendance (in thousands)	46,889	36,493	28.5%	73,796	66,983	10.2%
International markets attendance (in thousands)	15,918	13,520	17.7%	30,914	29,661	4.2%
Average screens	9,402	9,618	(2.2)%	9,416	9,660	(2.5)%

* Please refer to the tables included later in this press release for definitions and full reconciliations of non-U.S. GAAP financial measures.

(1)	Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2024. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Cash, Balance Sheet, and Capital Markets Activity

Cash at June 30, 2025 was $423.7 million, excluding restricted cash of $51.4 million.

In July 2025, the Company announced the successful closing of comprehensive refinancing transactions designed to strengthen the balance sheet and position the Company to prosper from robust box office recovery.

Highlights of the now-completed transactions include:

●	New Cash: Approximately $244 million of new financing that was primarily used to redeem debt maturing in 2026.
●	Debt Reduction: Equitization of at least $143 million of existing debt, with the potential to equitize up to $337 million of existing debt.
●	Litigation Resolution: Final resolution of litigation with holders of AMC’s 7.5% Senior Secured Notes due 2029.
●	The transactions were supported by approximately 90% of AMC’s term loan lenders.

Webcast Information

The Company will host a webcast for investors and other interested parties beginning at 4:00 p.m. CDT/5:00 p.m. EDT on Monday, August 11, 2025. To listen to the webcast, please visit the investor relations section of the AMC website at investor.amctheatres.com for a link. Investors and interested parties should go to the website at least 15 minutes prior to the call to register, and/or download and install any necessary audio software.

An archive of the webcast will be available on the Company’s website after the call for a limited time.

About AMC Entertainment Holdings, Inc.

AMC is the largest movie exhibition company in the United States, the largest in Europe and the largest throughout the world with approximately 860 theatres and 9,700 screens across the globe. AMC has propelled innovation in the exhibition industry by: deploying its signature power-recliner seats; delivering enhanced food and beverage choices; generating greater guest engagement through its loyalty and subscription programs, website, and mobile apps; offering premium large format experiences and playing a wide variety of content including the latest Hollywood releases and independent programming. For more information, visit www.amctheatres.com/.

Website Information

This press release, along with other news about AMC, is available at www.amctheatres.com. We routinely post information that may be important to investors in the Investor Relations section of our website, investor.amctheatres.com. We use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD, and we encourage investors to consult that section of our website regularly for important information about AMC. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document. Investors interested in automatically receiving news and information when posted to our website can also visit investor.amctheatres.com to sign up for email alerts.

Forward-Looking Statements

This communication includes “forward-looking statements” within the meaning of the federal securities laws, including the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. In many cases, these forward-looking statements may be identified by the use of words such as “will,” “may,” “could,” “would,” “should,” “believes,” “expects,” “anticipates,” “estimates,” “intends,” “indicates,” “projects,” “goals,” “objectives,” “targets,” “predicts,” “plans,” “seeks,” and variations of these words and similar expressions. Examples of forward-looking statements include statements we make regarding our expected revenue, net loss, capital expenditures, Adjusted EBITDA and estimated cash and cash equivalents, the potential for sustained growth, our cash generation potential, the potential for further debt equitization, the ability to achieve our AMC Go Plan, our financial runway, the continued box office recovery as well as the future box office outlook. Any forward-looking statement speaks only as of the date on which it is made. These forward-looking statements may include, among other things, statements related to AMC’s current expectations regarding the performance of its business, financial results, liquidity and capital resources, and the impact to its business and financial condition of, and measures being taken in response to, the COVID-19 virus, and are based on information available at the time the statements are made and/or management’s good faith belief as of that time with respect to future events, and are subject to risks, trends, uncertainties and other facts that could cause actual performance or results to differ materially from those expressed in or suggested by the forward-looking statements. These risks, trends, uncertainties and facts include, but are not limited to: the sufficiency of AMC’s existing cash and cash equivalents and available borrowing capacity; AMC’s ability to obtain additional liquidity, which if not realized or insufficient to generate the material amounts of additional liquidity that will be required unless it is able to achieve more normalized levels of operating revenues, likely would result with AMC seeking an in-court or out-of-court restructuring of its liabilities; the effectiveness of the refinancing transactions completed in the third quarter of 2025 and the ability to further equitize existing debt, which will require stockholder authorization of additional Class A common stock; increased use of alternative film delivery methods or other forms of entertainment; the continued recovery of the North American and international box office; AMC’s significant indebtedness, including its ability to meet its covenants and limitations on AMC's ability to take advantage of certain business opportunities imposed by such covenants; shrinking exclusive theatrical release windows; the seasonality of AMC’s revenue and working capital; intense competition in the geographic areas in which AMC operates; risks relating to impairment losses, including with respect to goodwill and other intangibles, and theatre and other closure charges; motion picture production, promotion, marketing, and performance including labor stoppages affecting the production, supply and release schedule of theatrical motion picture content and choice of distributors to release fewer feature-length films as a result of the additional financial burden imposed by tariffs; the use of artificial intelligence (“AI”) technology in the filmmaking process and audience acceptance of movies made utilizing AI technology; general and international economic, political, regulatory and other risks, including but not limited to rising interest rates; AMC’s lack of control over distributors of films; limitations on the availability of capital, including on the authorized number of Class A common stock; dilution of voting power caused by recent sales of Class A common stock and through the issuance of Class A common stock underlying the Exchangeable Notes and the issuance of preferred stock; AMC’s ability to achieve expected synergies, benefits and performance from its strategic initiatives; AMC’s ability to refinance its indebtedness on favorable terms; AMC’s ability to optimize its theatre circuit;  AMC’s ability to recognize interest deduction carryforwards, net operating loss carryforwards, and other tax attributes to reduce future tax liability; supply chain disruptions, labor shortages, increased cost and inflation; and other factors discussed in the reports AMC has filed with the SEC. Should one or more of these risks, trends, uncertainties, or facts materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated or anticipated by the forward-looking statements contained herein. Accordingly, we caution you against relying on forward-looking statements, which speak only as of the date they are made.

Forward-looking statements should not be read as a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. For a detailed discussion of risks, trends and uncertainties facing AMC, see the section entitled “Risk Factors” and elsewhere in our most recent annual report on Form 10-K and quarterly report on Form 10-Q, as well as our other filings with the SEC, copies of which may be obtained by visiting our Investor Relations website at investor.amctheatres.com or the SEC’s website at www.sec.gov.

AMC does not intend, and undertakes no duty, to update any information contained herein to reflect future events or circumstances, except as required by applicable law.

(Tables follow)

AMC Entertainment Holdings, Inc.

Consolidated Statements of Operations

For the Three Months Ended and Six Months Ended June 30, 2025 and June 30, 2024

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues
Admissions	$762.6	$564.4	$1,236.1	$1,094.9
Food and beverage	499.6	367.1	783.0	688.3
Other theatre	135.7	99.1	241.3	198.8
Total revenues	1,397.9	1,030.6	2,260.4	1,982.0

Operating costs and expenses
Film exhibition costs	392.1	272.3	596.9	511.6
Food and beverage costs	96.1	69.9	153.3	132.9
Operating expense, excluding depreciation and amortization below	458.4	389.5	851.6	783.3
Rent	222.6	218.4	440.7	442.9
General and administrative:
Merger, acquisition and other costs	0.1	0.1	3.1	—
Other, excluding depreciation and amortization below	58.2	49.0	114.2	106.7
Depreciation and amortization	77.8	78.8	153.9	160.4
Operating costs and expenses	1,305.3	1,078.0	2,313.7	2,137.8

Operating income (loss)	92.6	(47.4)	(53.3)	(155.8)
Other expense (income), net
Other income	(32.1)	(108.2)	(90.9)	(151.0)
Interest expense:
Corporate borrowings	109.6	89.2	218.6	180.2
Finance lease obligations	1.4	0.6	2.6	1.5
Non-cash NCM exhibitor services agreement	18.6	9.2	27.5	18.5
Investment income	(1.4)	(6.1)	(7.1)	(11.2)
Total other expense (income), net	96.1	(15.3)	150.7	38.0

Loss before income taxes	(3.5)	(32.1)	(204.0)	(193.8)
Income tax provision	1.2	0.7	2.8	2.5
Net loss	$(4.7)	$(32.8)	$(206.8)	$(196.3)

Diluted loss per share	$(0.01)	$(0.10)	$(0.48)	$(0.67)

Weighted average shares outstanding diluted (in thousands)	433,144	321,581	432,064	292,496

Consolidated Balance Sheet Data (at period end):

(dollars in millions)

(unaudited)

	As of	As of
	June 30, 2025	December 31, 2024
Cash and cash equivalents	$423.7	$632.3
Corporate borrowings	4,009.2	4,075.1
Other long-term liabilities	81.0	81.9
Finance lease liabilities	53.1	49.3
Total AMC Entertainment Holdings, Inc.'s stockholders' deficit	(1,725.4)	(1,760.5)
Total assets	8,173.9	8,247.5

Consolidated Other Data:

(in millions, except operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net cash provided by (used in) operating activities	$138.4	$(34.6)	$(231.6)	$(222.9)
Net cash used in investing activities	$(48.7)	$(43.5)	$(95.6)	$(93.5)
Net cash provided by (used in) financing activities	$(48.9)	$236.3	$109.1	$227.3
Free cash flow	$88.9	$(79.2)	$(328.1)	$(318.0)
Capital expenditures	$(49.5)	$(44.6)	$(96.5)	$(95.1)
Screen acquisitions	25	—	25	1
Screen dispositions	21	85	101	130
Screen construction (closures), net	(12)	(31)	(5)	(41)
Average screens	9,402	9,618	9,416	9,660
Number of screens operated	9,717	9,889	9,717	9,889
Number of theatres operated	864	886	864	886
Screens per theatre	11.2	11.2	11.2	11.2
Attendance (in thousands)	62,807	50,013	104,710	96,644

Segment Other Data:

(in millions, except per patron amounts and operating data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Other operating data:
Attendance (patrons, in thousands):
U.S. markets	46,889	36,493	73,796	66,983
International markets	15,918	13,520	30,914	29,661
Consolidated	62,807	50,013	104,710	96,644

Average ticket price (in dollars):
U.S. markets	$12.77	$12.01	$12.60	$12.09
International markets	$10.30	$9.32	$9.91	$9.61
Consolidated	$12.14	$11.29	$11.80	$11.33

Food and beverage revenues per patron (in dollars):
U.S. markets	$8.77	$8.34	$8.52	$8.22
International markets	$5.54	$4.65	$4.99	$4.65
Consolidated	$7.95	$7.34	$7.48	$7.12

Average screen count (month end average):
U.S. markets	7,077	7,228	7,090	7,257
International markets	2,325	2,390	2,326	2,403
Consolidated	9,402	9,618	9,416	9,660

Contribution margin per patron (in dollars):
U.S. markets	$15.27	$14.73	$15.46	$15.00
International markets	$12.18	$11.16	$11.96	$11.23
Consolidated	$14.48	$13.76	$14.42	$13.84

Segment Information:

(unaudited, in millions)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Revenues
U.S. markets	$1,114.2	$815.9	$1,731.2	$1,505.0
International markets	283.7	214.7	529.2	477.0
Consolidated	$1,397.9	$1,030.6	$2,260.4	$1,982.0

Adjusted EBITDA
U.S. markets	$181.0	$55.4	$123.6	$35.2
International markets	8.2	(16.9)	7.6	(17.9)
Consolidated	$189.2	$38.5	$131.2	$17.3

Capital expenditures
U.S. markets	$34.0	$33.8	$65.8	$65.5
International markets	15.5	10.8	30.7	29.6
Consolidated	$49.5	$44.6	$96.5	$95.1

Reconciliation of Adjusted EBITDA (1):

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net loss	$(4.7)	$(32.8)	$(206.8)	$(196.3)
Plus:
Income tax provision	1.2	0.7	2.8	2.5
Interest expense	129.6	99.0	248.7	200.2
Depreciation and amortization	77.8	78.8	153.9	160.4
Certain operating expense (2)	2.6	1.0	5.4	1.5
Equity in earnings of non-consolidated entities (3)	(2.1)	(1.0)	(2.9)	(4.7)
Attributable EBITDA (4)	0.1	(0.7)	0.5	(0.1)
Investment income (5)	(1.4)	(6.1)	(7.1)	(11.2)
Other income (6)	(20.0)	(105.0)	(78.1)	(143.8)
Merger, acquisition and other costs (7)	0.1	0.1	3.1	—
Stock-based compensation expense (8)	6.0	4.5	11.7	8.8
Adjusted EBITDA (1)	$189.2	$38.5	$131.2	$17.3

1)	We present Adjusted EBITDA as a supplemental measure of our performance. We define Adjusted EBITDA as net earnings (loss) plus (i) income tax provision (benefit), (ii) interest expense and (iii) depreciation and amortization, as further adjusted to eliminate the impact of certain items that we do not consider indicative of our ongoing operating performance and to include attributable EBITDA from equity investments in theatre operations in International markets. These further adjustments are itemized above. You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating Adjusted EBITDA, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of Adjusted EBITDA should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted EBITDA is a non-U.S. GAAP financial measures commonly used in our industry and should not be construed as an alternative to net earnings (loss) as an indicator of operating performance (as determined in accordance with U.S. GAAP). Adjusted EBITDA may not be comparable to similarly titled measures reported by other companies. We have included Adjusted EBITDA because we believe it provides management and investors with additional information to measure our performance and estimate our value. The preceding definition of and adjustments made to GAAP measures to determine Adjusted EBITDA are broadly consistent with how Adjusted EBITDA is defined in our debt indentures. During 2024 we changed the definition of Adjusted EBITDA to no longer further adjust for “cash distributions from non-consolidated entities” and “other non-cash rent benefit”. All comparative period information for Adjusted EBITDA has been re-cast to conform with the current definition.

Adjusted EBITDA has important limitations as an analytical tool, and you should not consider it in isolation, or as a substitute for analysis of our results as reported under U.S. GAAP. For example, Adjusted EBITDA:

●	does not reflect our capital expenditures, future requirements for capital expenditures or contractual commitments;
●	does not reflect changes in, or cash requirements for, our working capital needs;
●	does not reflect the significant interest expenses, or the cash requirements necessary to service interest or principal payments, on our debt;
●	excludes income tax payments that represent a reduction in cash available to us; and
●	does not reflect any cash requirements for the assets being depreciated and amortized that may have to be replaced in the future.
2)	Amounts represent preopening expense related to temporarily closed screens under renovation, theatre and other closure expense for the permanent closure of screens, including the related accretion of interest, non-cash deferred digital equipment rent expense, and disposition of assets and other non-operating gains or losses included in operating expenses. We have excluded these items as they are non-cash in nature or related to theatres that are not open.

3)	Equity in earnings of non-consolidated entities during the three months ended June 30, 2025 primarily consisted of equity in earnings from AC JV of $(1.8) million. Equity in earnings of non-consolidated entities during the three months ended June 30, 2024 primarily consisted of equity in earnings from AC JV of $(1.9) million.

Equity in earnings non-consolidated entities during the six months ended June 30, 2025 primarily consisted of equity in earnings from AC JV of $(2.6) million. Equity in earnings of non-consolidated entities during the six months ended June 30, 2024 primarily consisted of equity in earnings from AC JV of $(5.2) million.

4)	Attributable EBITDA includes the EBITDA from equity investments in theatre operators in certain International markets. See below for a reconciliation of our equity in earnings of non-consolidated entities to attributable EBITDA. Because these equity investments are in theatre operators in regions where we hold a significant market share, we believe attributable EBITDA is more indicative of the performance of these equity investments and management uses this measure to monitor and evaluate these equity investments.

Reconciliation of Attributable EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Equity in (earnings) of non-consolidated entities	$(2.1)	$(1.0)	$(2.9)	$(4.7)
Less:
Equity in (earnings) of non-consolidated entities excluding International theatre joint ventures	(2.2)	(2.1)	(3.0)	(5.6)
Equity in (loss) of International theatre joint ventures	(0.1)	(1.1)	(0.1)	(0.9)
Income tax benefit	(0.1)	(0.1)	(0.1)	(0.1)
Investment expense	—	—	—	0.1
Interest expense	0.1	0.1	0.1	0.1
Depreciation and amortization	0.2	0.4	0.6	0.7
Attributable EBITDA	$0.1	$(0.7)	$0.5	$(0.1)
5)	Investment income during the three months ended June 30, 2025 includes interest income of $(1.7) million, partially offset by decreases in the estimated fair value of our investment in common shares of Hycroft Mining Holding Corporation (“Hycroft”) of $0.1 million and decreases in the estimated fair value of our investment in warrants to purchase common shares of Hycroft of $0.2 million. Investment income during the three months ended June 30, 2024 included interest income of $(5.4) million, an increase in the estimated fair value of our investment in common shares of Hycroft of $(0.4) million, and an increase in the estimated fair value of our investment in warrants to purchase common shares of Hycroft of $(0.3) million.

Investment income during the six months ended June 30, 2025 includes interest income of $(4.6) million, increases in the estimated fair value of our investment in common shares of Hycroft of $(2.3) million and increases in the estimated fair value of our investment in warrants to purchase common shares of Hycroft of $(0.2) million. Investment income during the six months ended June 30, 2024 included interest income of $(11.5) million, partially offset by decreases in the estimated fair value of our investment in common shares of Hycroft of $0.1 million and decreases in the estimated fair value of our investment in warrants to purchase common shares of Hycroft of $0.2 million.

6)	Other income during the three months ended June 30, 2025 includes an increase in fair value of the derivative liability for the embedded conversion feature in the Existing Exchangeable Notes of $3.9 million and foreign currency transaction gains of $(23.9) million. Other income during the three months ended June 30, 2024 included shareholder litigation recoveries of $(19.1) million, foreign currency transaction gains of $(0.6) million and gains on debt extinguishment of $(85.3) million.

Other income during the six months ended June 30, 2025 includes a decrease in fair value of the derivative liability for the embedded conversion feature in the Existing Exchangeable Notes of $(41.2) million and foreign currency transaction gains of $(36.9) million. Other income during the six months ended June 30, 2024 included shareholder litigation recoveries of $(19.1) million, gains on debt extinguishment of $(91.1) million, a vendor dispute settlement of $(36.2) million and foreign currency transaction losses of $2.6 million.

7)	Merger, acquisition and other costs are excluded as they are non-operating in nature.

8)	Non-cash expense included in general and administrative: other.

Reconciliation of Free Cash Flow (1)

(dollars in millions)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2025	2024	2025	2024
Net cash provided by (used in) operating activities	$138.4	$(34.6)	$(231.6)	$(222.9)
Plus: total capital expenditures	(49.5)	(44.6)	(96.5)	(95.1)
Free cash flow (1)	$88.9	$(79.2)	$(328.1)	$(318.0)

Reconciliation of capital expenditures:
Capital expenditures
Growth capital expenditures (2)	$20.6	$15.2	$28.4	$19.0
Maintenance capital expenditures (3)	32.7	36.6	56.8	64.8
Change in construction payables (4)	(3.8)	(7.2)	11.3	11.3
Total capital expenditures	$49.5	$44.6	$96.5	$95.1

1)	We present “Free Cash Flow” as supplemental measures of our liquidity. Free Cash Flow is an important financial measure for use in evaluating our liquidity, as it measures our ability to generate additional cash from our business operations. Free Cash Flow should be considered in addition to, rather than as a substitute for, net cash provided by (used in) operating activities as a measure of our liquidity. Therefore, we believe it is important to view Free Cash Flow as supplemental to our entire statement of cash flows. The term Free Cash Flow may differ from similar measures reported by other companies.

2)	Growth capital expenditures are investments that enhance the guest experience and grow revenues and profits and include initiatives such as theatre remodels, acquisitions, newly built theatres, premium large formats, enhanced food and beverage offerings and service models and technology that enable efficiencies and additional revenue opportunities.

3)	Maintenance capital expenditures are amounts required to keep our existing theatres in compliance with regulatory requirements and in a sustainable good operating condition, including expenditures for repair of HVAC, sight and sound systems, compliance with ADA requirements and technology upgrades of existing systems.

4)	Change in construction payables are changes in amounts accrued for capital expenditures that fluctuate significantly from period to period based on the timing of actual payments.

Reconciliation of GAAP Gross Profit and Contribution Margin

(dollars in millions, except per patron amounts and operating data)

(Unaudited)

	U.S. Markets		International Markets		Consolidated
	Three Months Ended		Three Months Ended		Three Months Ended
	June 30,		June 30,		June 30,
GAAP gross profit reconciliation	2025	2024	2025	2024	2025	2024
Total revenues	$1,114.2	$815.9	$283.7	$214.7	$1,397.9	$1,030.6
Less:
Film exhibition costs, cost of revenues	(325.6)	(224.6)	(66.5)	(47.7)	(392.1)	(272.3)
Food and beverage costs, cost of revenues	(72.8)	(53.8)	(23.3)	(16.1)	(96.1)	(69.9)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(343.1)	(293.5)	(115.3)	(96.0)	(458.4)	(389.5)
Rent, cost of revenues	(162.7)	(162.6)	(59.9)	(55.8)	(222.6)	(218.4)
Depreciation and amortization expense, cost of revenues (2)	(53.4)	(56.2)	(16.2)	(14.9)	(69.6)	(71.1)
GAAP gross profit (loss)	$156.6	$25.2	$2.5	$(15.8)	$159.1	$9.4
Attendance (in thousands)	46,889	36,493	15,918	13,520	62,807	50,013
GAAP gross profit (loss) per patron	$3.34	$0.69	$0.16	$(1.17)	$2.53	$0.19

Contribution margin reconciliation
GAAP gross profit (loss)	$156.6	$25.2	$2.5	$(15.8)	$159.1	$9.4
Operating expense, excluding depreciation and amortization expense, cost of revenues	343.1	293.5	115.3	96.0	458.4	389.5
Rent, cost of revenues	162.7	162.6	59.9	55.8	222.6	218.4
Depreciation and amortization expense, cost of revenues (2)	53.4	56.2	16.2	14.9	69.6	71.1
Contribution margin (1)	$715.8	$537.5	$193.9	$150.9	$909.7	$688.4
Attendance (in thousands)	46,889	36,493	15,918	13,520	62,807	50,013
Contribution margin per patron (1)	$15.27	$14.73	$12.18	$11.16	$14.48	$13.76

Constant currency contribution margin (3)	$715.8	$537.5	$182.8	$150.9	$898.6	$688.4
Constant currency contribution margin per patron (3)	$15.27	$14.73	$11.48	$11.16	$14.31	$13.76

	U.S. Markets		International Markets		Consolidated
	Six Months Ended		Six Months Ended		Six Months Ended
	June 30,		June 30,		June 30,
GAAP gross profit reconciliation	2025	2024	2025	2024	2025	2024
Total revenues	$1,731.2	$1,505.0	$529.2	$477.0	$2,260.4	$1,982.0
Less:
Film exhibition costs, cost of revenues	(476.8)	(401.7)	(120.1)	(109.9)	(596.9)	(511.6)
Food and beverage costs, cost of revenues	(113.8)	(98.8)	(39.5)	(34.1)	(153.3)	(132.9)
Operating expense, excluding depreciation and amortization expense, cost of revenues	(631.5)	(580.3)	(220.1)	(203.0)	(851.6)	(783.3)
Rent, cost of revenues	(325.3)	(328.3)	(115.4)	(114.6)	(440.7)	(442.9)
Depreciation and amortization expense, cost of revenues (2)	(106.5)	(114.3)	(31.2)	(30.9)	(137.7)	(145.2)
GAAP gross profit (loss)	$77.3	$(18.4)	$2.9	$(15.5)	$80.2	$(33.9)
Attendance (in thousands)	73,796	66,983	30,914	29,661	104,710	96,644
GAAP gross profit (loss) per patron	$1.05	$(0.27)	$0.09	$(0.52)	$0.77	$(0.35)

Contribution margin reconciliation
GAAP gross profit (loss)	$77.3	$(18.4)	$2.9	$(15.5)	$80.2	$(33.9)
Operating expense, excluding depreciation and amortization expense, cost of revenues	631.5	580.3	220.1	203.0	851.6	783.3
Rent, cost of revenues	325.3	328.3	115.4	114.6	440.7	442.9
Depreciation and amortization expense, cost of revenues (2)	106.5	114.3	31.2	30.9	137.7	145.2
Contribution margin (1)	$1,140.6	$1,004.5	$369.6	$333.0	$1,510.2	$1,337.5
Attendance (in thousands)	73,796	66,983	30,914	29,661	104,710	96,644
Contribution margin per patron (1)	$15.46	$15.00	$11.96	$11.23	$14.42	$13.84

Constant currency contribution margin (3)	$1,140.6	$1,004.5	$362.8	$333.0	$1,503.4	$1,337.5
Constant currency contribution margin per patron (3)	$15.46	$15.00	$11.74	$11.23	$14.36	$13.84

1)	We present “contribution margin” and “contribution margin per patron” as supplemental measures of our performance. We define “contribution margin” as Revenue less both Film Exhibition Costs and Food and Beverage Costs. These costs are directly variable with attendance. Contribution margin per patron is the total contribution margin divided by the number of customers served. The “contribution margin per patron” represents the incremental dollars earned or (lost) per customer gained or (lost). We believe contribution margin and contribution margin per patron are key performance measures that provide investors with supplemental information regarding (i) the impact on our profitability of differing attendance levels, after deducting the direct variable costs associated with those attendance levels, but before recognizing the impact of fixed operating costs and expenses that do not vary directly with attendance and (ii) our ability to cover fixed costs that do not vary directly with attendance. We believe this is particularly important information given the significant variability in attendance levels in our business and our industry.

“Contribution margin” has important limitations as an analytical tool and should be evaluated only in conjunction with our results as reported under U.S. GAAP and other performance measures such as Adjusted EBITDA. Our definition of “contribution margin” as set forth in the reconciliation above, is the equivalent of GAAP gross profit (loss) after adding back Operating expense, excluding depreciation and amortization expense; Rent, and Depreciation and amortization expense, which in each case are otherwise included in cost of revenue. As a result, while “contribution margin” is designed to focus on the impact of directly variable costs, it excludes normal, recurring, operating expenses that do not vary directly with attendance, but which nevertheless directly impact our profitability.

2)	Depreciation and amortization expense directly related to theatre operations.

3)	The International segment information for the three and six months ended June 30, 2025, has been adjusted for constant currency. Constant currency amounts, which are non-GAAP measurements, were calculated using the average exchange rate for the corresponding period for 2024. We translate the results of our International operating segment from local currencies into U.S. dollars using currency rates in effect at different points in time in accordance with U.S. GAAP. Significant changes in foreign exchange rates from one period to the next can result in meaningful variations in reported results. We are providing constant currency amounts for our International operating segment to present a period-to-period comparison of business performance that excludes the impact of foreign currency fluctuations.

Reconciliation of Adjusted Net Loss and Adjusted Diluted Loss Per Share:

Three Months Ended and Six Months Ended June 30, 2025 and June 30, 2024

(dollars in millions, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2025	2024	2025	2024
Numerator:
Net loss	$(4.7)	$(32.8)	$(206.8)	$(196.3)
Calculation of adjusted net loss for adjusted diluted loss per share:
Marked-to-market loss (gain) on derivative liability	3.9	—	(41.2)	—
Gain on extinguishment of debt	—	(85.3)	—	(91.1)
Loss (gain) on investments in Hycroft	0.3	(0.7)	(2.5)	0.3
Vendor dispute settlement	—	—	—	(36.2)
Shareholder litigation	—	(19.1)	—	(19.1)
Adjusted net loss for adjusted diluted loss per share	$(0.5)	$(137.9)	$(250.5)	$(342.4)

Denominator (shares in thousands):
Weighted average shares for adjusted diluted loss per share	433,144	321,581	432,064	292,496

Adjusted diluted loss per share	$(0.00)	$(0.43)	$(0.58)	$(1.17)

We present adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share as supplemental measures of our performance. We have included these measures because we believe they provide management and investors with additional information that is helpful when evaluating our underlying performance and comparing our results on a year-over-year normalized basis. Adjusted net loss for adjusted diluted loss per share eliminates the impact of certain items that we do not consider indicative of our underlying operating performance. These adjustments are itemized above. Adjusted diluted loss per share is adjusted net loss for diluted purposes divided by weighted average diluted shares outstanding. Weighted average shares for diluted purposes include common equivalents for restricted stock units (“RSUs”), performance stock units (“PSUs”), and shares issuable upon conversion of our Existing Exchangeable Notes. The impact of RSUs, PSUs, and the Existing Exchangeable Notes conversion feature was anti-dilutive in each period. You are encouraged to evaluate the adjustments itemized above and the reasons we consider them appropriate for supplemental analysis. In evaluating adjusted net loss and adjusted net loss for adjusted diluted loss per share, you should be aware that in the future we may incur expenses that are the same as or similar to some of the adjustments in this presentation. Our presentation of adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share should not be construed as an inference that our future results will be unaffected by unusual or non-recurring items. Adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share are non-U.S. GAAP financial measures and should not be construed as alternatives to net loss and diluted loss per share as indicators of operating performance (as determined in accordance with U.S. GAAP). Adjusted net loss for adjusted diluted loss per share and adjusted diluted loss per share may not be comparable to similarly titled measures reported by other companies.

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